Synaptics Appoints Venkatesh (Venk) Nathamuni to Board of Directors

SAN JOSE, CA, January 5, 2026 — Synaptics® Incorporated (Nasdaq: SYNA) (“Company”) today announced that on December 29, 2025, its Board of Directors (“Board”) appointed Venkatesh (Venk) Nathamuni to serve as a member of the Company’s Board and as a member of its Audit Committee, with service commencing on January 1, 2026.

Mr. Nathamuni brings more than 30 years of leadership experience with deep expertise in corporate finance, strategy, mergers and acquisitions, investor relations, and public company governance. He has held senior executive positions at Cirrus Logic, Inc., Arista Networks, Inc., and Maxim Integrated Products, Inc., and earlier in his career served as a semiconductor equity research analyst at J.P. Morgan. Mr. Nathamuni currently serves as Executive Vice President and Chief Financial Officer of Jacobs Solutions Inc., a global professional services company. He holds an MBA in Finance and Strategy from The Wharton School, University of Pennsylvania, a Master’s degree in Electrical & Electronics Engineering from SUNY Stony Brook, and a Bachelor’s degree in Electronics & Communications Engineering from Madurai Kamaraj University.

“Venk brings a rare mix of deep semiconductor industry experience, strong financial leadership, and public company governance expertise,” said Nelson Chan, the Company’s Chairman of the Board. “His current role as a sitting public company CFO, along with his solid technical experience, will be a real asset as the Board continues to oversee Synaptics’ strategy, financial discipline, and risk management.”

“Venk’s proven financial leadership, strategic insight, and experience spanning the semiconductor industry and the end customers and end markets it serves will help propel our business as we continue to execute on our growth strategy,” said Rahul Patel, the Company’s President and CEO. “We look forward to benefiting from his perspective as Synaptics continues to scale and evolve.”

“I am honored to join the Synaptics Board. Synaptics has a strong history of innovation and a compelling strategic position, and I look forward to contributing to the Company’s continued focus on disciplined growth, financial oversight, and strong governance,” said Venk Nathamuni.

About Synaptics Incorporated
Synaptics (Nasdaq: SYNA) is driving innovation in AI at the Edge, bringing AI closer to end users and transforming how we engage with intelligent connected devices, whether at home, at work, or on the move. As a go-to partner for forward-thinking product innovators, Synaptics powers the future with its cutting-edge Synaptics Astra™ AI-Native embedded compute, Veros™ wireless connectivity, and multimodal sensing solutions. We’re making the digital experience smarter, faster, more intuitive, secure, and seamless. From touch, display, and biometrics to AI-driven wireless connectivity, video, vision, audio, speech, and security processing, Synaptics is the force behind the next generation of technology enhancing how we live, work, and play. Follow Synaptics on LinkedIn, X, and Facebook, or visit www.synaptics.com.
Synaptics and the Synaptics logo are trademarks of Synaptics in the United States and/or other countries. All other marks are the property of their respective owners.
For further information, please contact:
Investor Relations
Munjal Shah
Synaptics Incorporated
munjal.shah@synaptics.com

Synaptics Incorporated | 1109 McKay Dr., San Jose, CA 95131, USA | Phone: +1-408-904-1100 | www.synaptics.com

Media Relations
Neeta Shenoy
Synaptics Incorporated
neeta.shenoy@synaptics.com

Synaptics Incorporated | 1109 McKay Dr., San Jose, CA 95131, USA | Phone: +1-408-904-1100 | www.synaptics.com